Exhibit 10.2

                              WAUSAU PAPER CORP.
                           2000 STOCK INCENTIVE PLAN

                    GRANT OF PERFORMANCE UNITS PURSUANT TO
                         DIRECTOR COMPENSATION POLICY
                            DATED DECEMBER 16, 2005


      Grant Agreement made as of December 16, 2005 between Wausau Paper Corp. a Wisconsin corporation with its principal place of business at Mosinee, Wisconsin (the "Corporation"), and ________________, a Director (the "Grantee") to evidence the award of Performance Units and Dividend Equivalents made pursuant to the Director Compensation Policy of the Corporation dated December 16, 2005, as set forth herein and under the terms of the Wausau Paper Corp. 2000 Stock Incentive Plan (the "Plan").

1. GRANT OF PERFORMANCE UNITS AND DIVIDEND EQUIVALENTS. On the first business day of each Fiscal Year which begins on or after January 1, 2006 on which the Grantee is a Director, Grantee shall be and hereby is awarded (a) that number of whole and fractional Performance Units ("the Units") which is determined by dividing (i) $15,000 by (ii) the Fair Market Value of the Common Stock on such date and (b) the related Dividend Equivalents specified in
Section 2, each upon the terms and conditions of this Grant Agreement and the Plan, including those of the Plan hereinafter stated. Units awarded hereunder shall be accounted for by the Corporation separately according to the Fiscal Year in which they were first credited to the Grantee pursuant to this Grant Agreement. Fractional Units shall be rounded to the nearest one-ten-thousandth of a Unit.

2. DIVIDEND EQUIVALENTS. On each date on which (a) the Units granted pursuant to this Grant Agreement with respect to a Fiscal Year have not been settled and distributed to the Grantee pursuant to Section 3, and (b) the Company pays a cash dividend to holders of Common Stock (each, a "Dividend Payment Date"), an additional number of whole and fractional Units ("Additional Units") will be credited to the Grantee for such Fiscal Year in an amount determined by dividing (x) the aggregate cash dividends which would have been paid on the number of shares of Common Stock (a "Share") into which the Units then credited to the Grantee under this Grant would be converted upon settlement on the basis of one Share per Unit, by (y) the Fair Market Value of a Share on such Dividend Payment Date. Additional Units, once credited to Grantee pursuant to this Section 2, shall be referred to as "Units" and shall be subject to the same terms and conditions as the Units granted pursuant to
Section 1.

3.    SETTLEMENT AND DISTRIBUTION OF UNITS.

      3.1 SETTLEMENT. All Units shall be settled in whole shares of Common Stock, with any fractional interest settled in cash, unless a Grantee elects, in accordance with rules or procedures from time to time established by the Corporation, to receive in cash a portion not in excess of the amount determined by the Corporation to be the amount of the federal and state tax
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withholding required in connection with the settlement of such Units.  Any amounts settled in cash at the election of the Grantee shall be withheld by the Corporation in satisfaction of the Grantee's federal and state tax withholding liabilities arising from the settlement of such Units.
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      3.2   DISTRIBUTION.  The Common Stock or cash attributable to the Units shall be distributed promptly following the Grantee's Termination of Service as provide in the Plan; provided, however, that a Grantee may elect prior to the first day of any Fiscal Year (an "Election Year"), that Units attributable to such Election Year may be deferred for a period of up to two years from the date on which settlement and distribution would otherwise occur. An election by a Director to defer distribution of Units pursuant to this Section 3.2 shall be effective with respect to Units credited to the Director during the Election Year. Any such elections shall be subject to the automatic distribution provisions of Section 12 of the Plan which shall govern the distribution of Units in connection with a Change of Control.

      3.3 SECTION 409A COMPLIANCE. Notwithstanding any other provision of this Grant Agreement or any election made or permitted to be made hereunder, no election as to the timing of the distribution of a Grantee's Units shall be effective if such timing would cause the award and distribution of Units to fail to meet the requirements of Code Section 409A and cause the Grantee to be subject to the interest and additional tax imposed pursuant to Code Section 409A(a)(1)(B), and any such election or such other provision shall be modified in the operation of the Plan so that the timing corresponds as closely as possible to such election or other provision, but will then comply with the requirements of Code Section 409A so as to preclude the application of Code
Section 409A(a)(1)(B); including, if required, the deferral of any distribution for a period of not less than six months following the Termination of Service of a Grantee who was a Key Employee.

4. NO SHAREHOLDER RIGHTS. The Units evidenced by this Grant Agreement do not and shall not entitle Grantee to any rights of a shareholder of Common Stock.

5. ISSUANCE OF COMMON STOCK OR CASH. Following a Grantee's Termination of Service, the Corporation shall deliver (or withhold, as provided for herein with respect to Grantee's tax liability), with respect to each Unit in accordance with any election made by the Grantee pursuant to Section 3.1, a certificate representing one Share, cash equal to the Fair Market Value of one Share, or any combination of the two; provided, however, that any fractional Unit shall be paid in cash. In no event, however, shall the Corporation be obligated to deliver any certificates for Shares prior to the fulfillment by it of any listing obligations with respect to the Shares on any exchange or over-the-counter market or the registration or qualification of the Common Stock under any federal or state securities laws which the Corporation deems advisable.

6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. If the Common Stock is changed into a greater or lesser number of Shares as a result of a stock dividend, stock split-up, or combination of Shares, then the number of Units to which this Grant relates shall be proportionately increased or decreased to give effect to the change as provided for in Section 3.4 of the Plan. In the event of any other change in the Common Stock or change in the capitalization of the Corporation, the Committee may make such changes in the terms of this Grant as provided for in Section 3.5 of the Plan.
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7.    RESTRICTION ON TRANSFER.  The Units and any rights under this Grant may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by Grantee other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation, or other disposition shall be void and unenforceable against the Corporation.

8. TAX MATTERS. In order to comply with all applicable federal or state tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income, or other taxes, which are the sole and absolute responsibility of Grantee, are withheld or collected from Grantee. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, to the extent the Grantee has not elected cash pursuant to Section 3 in settlement of this Grant, Grantee shall satisfy Grantee's federal and state income tax withholding obligations arising from the Units by delivering a check payable to the Corporation in the amount of such taxes.

9. SHARES AS INVESTMENT. The Shares acquired pursuant to this Grant may not be freely transferable by the holder upon settlement due to the status of Grantee. The Grantee, for himself and any successor in interest of the Grantee, accordingly represents and acknowledges, as a condition of this Grant, that (a) Shares which are unregistered under the Securities Act of 1933 (the "Act") will be acquired for the Grantee's (or Grantee's successor's) own account for investment only and not with a view to offer for sale or for sale in connection with the distribution or transfer thereof, and (b) that the certificates representing Shares which have not been registered pursuant to the Act will bear a legend as to such restrictions on transfer.

10. EMPLOYMENT. This Grant Agreement does not constitute a contract of employment between the Corporation or any subsidiary of the Corporation and the Grantee nor does it create any right of the Grantee to continue in the service of the Corporation as a Director or in any other capacity. The Grant Agreement shall not affect the right of the Corporation or any present or future subsidiary of the Corporation to terminate the employment of the Grantee, if so employed, with or without cause, at any time.

11. CONSTRUCTION AND DEFINITIONS. This Grant Agreement is subject to and shall be construed in accordance with the terms of the Plan which are explicitly made applicable to this Grant Agreement and incorporated by this reference. Unless otherwise defined, all terms used in this Grant Agreement, when capitalized, have the same meaning as such terms are defined in the Plan and each such definition is hereby incorporated by this reference. This Agreement also incorporates by reference all the terms, conditions, and limitations set forth in the Plan, and in the event of any conflict between the provisions of this Grant Agreement and the Plan, the provisions of the Plan shall govern.

12. AMENDMENT OR TERMINATION. This Grant Agreement may be amended or terminated as to Units to be credited to Grantee in any Fiscal Year subsequent to such termination, but any amendment or termination shall not, without the consent of Grantee, affect the Units attributable to any preceding Fiscal Year and such Units shall continue to be governed by this Agreement.

13. GOVERNING LAW. This Grant Agreement shall be governed by the internal laws of the State of Wisconsin without reference to the principles of conflicts of law.
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14.   BINDING EFFECT.  This Grant Agreement shall be binding upon and inure to the benefit of the Corporation and the Grantee and their successors.

      IN WITNESS WHEREOF, the Corporation has caused this Grant Agreement to be signed by its officer, thereunto duly authorized, and the Grantee has acknowledged acceptance of this Grant in accordance with the terms of this Grant Agreement and the Plan, all as of the Date of Grant.

GRANTEE                             WAUSAU PAPER CORP.



______________________________      By:______________________________________
                                           Stuart R. Carlson
                                           As its Executive Vice President,
                                           Administration
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